EXHIBIT 5.1


                     [JENKENS & GILCHRIST PARKER CHAPIN LLP]



                                March 4, 2002


Ion Networks, Inc.
1551 South Washington Avenue
Piscataway,  NJ  08854


Dear Gentlemen:

     We have acted as counsel to Ion Networks, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement"), being filed by the Company under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission relating to (i) 4,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), which were issued pursuant to a purchase agreement (the "Purchase Agreement"), dated February 7, 2002, by and between the Company and the investors identified therein (the "Investors"), and
(ii) 1,120,000 shares of Common Stock (the "Warrant Shares"), which will be issued by the Company pursuant to the exercise of certain warrants issued to the Investors (the "Warrants") pursuant to the Purchase Agreement.

     In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement, (ii) the Company's Certificate of Incorporation, as amended,(iii) the Company's By-laws,
(iv) the Purchase Agreement, (v) the Warrants, (vi) that certain registration rights agreement, dated February 14, 2002, by and among the Company and the Investors, and (vii) the written consent of the Company's board of directors authorizing the issuance of the Shares, the Warrants, and the Warrant Shares. We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In all of our examinations, we have assumed the accuracy of all information furnished to us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies, as well as the genuineness of all signatures on all such documents.

                      Jenkens & Gilchrist Parker Chapin LLP


Ion Networks, Inc.
March ___, 2002
Page 3



     Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

     Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the General Corporate Law of the State of Delaware and the United States of America.

     Based upon the foregoing, we are of the opinion that (i) the Shares have been validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, including payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.


                                    Very truly yours,


                                    /s/ Jenkens & Gilchrist Parker Chapin LLP
                                    JENKENS & GILCHRIST PARKER CHAPIN LLP